Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 3, 2007, accompanying the consolidated financial statements as of and for the years ended December 31, 2006 and 2005 and included in the Annual Report of RBC Life Sciences, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of RBC Life Sciences, Inc. and Subsidiaries on Forms S-8 (File No.333-109723 and File No. 333-139606).

/s/ Lane Gorman Trubitt, L.L.P.
LANE GORMAN TRUBITT, L.L.P.

Dallas, Texas
March 14, 2007